EXHIBIT 5.1

DEWEY BALLANTINE LLP

1301 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10019-6092

TEL 212 259-8000 FAX 212 259-6333

December 19, 2005

AFS SenSub Corp.

c/o AmeriCredit Financial Services, Inc.

801 Cherry Street

Fort Worth, Texas 76102

AFS Funding Trust

c/o AmeriCredit Financial Services, Inc.

801 Cherry Street

Fort Worth, Texas 76102

Re:	Registration Statement

Ladies and Gentlemen:

We have acted as counsel to AFS SenSub Corp., a Nevada corporation and AFS Funding Trust, a Delaware statutory trust (together the “Co-Registrants”) in connection with the preparation and filing of the Registration Statement on Form S-3 (such registration statement as amended, the “Registration Statement”) being filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), in respect of Auto Loans Asset-Backed Securities (“Securities”) which the Registrant plans to offer in series, each series to be issued under a separate pooling and servicing agreement (a “Pooling and Servicing Agreement”) or indenture (an “Indenture”), in substantially one of the forms incorporated by reference as Exhibits to the Registration Statement.

We have made investigations of law and have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such documents and records of the Co-Registrants and such other instruments of the Co- Registrant and such other persons, as we have deemed appropriate as a basis for the opinions expressed below.

NEW YORK     WASHINGTON, D.C.     LOS ANGELES     EAST PALO ALTO     HOUSTON     AUSTIN

LONDON     WARSAW     FRANKFURT     MILAN     ROME     BEIJING

The opinions expressed below are subject to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general equity principles.

We express no opinion except as to matters that are governed by federal law, the laws of the State of New York or the General Corporation Law of the State of Delaware. All opinions expressed herein are based on laws, regulations and policy guidelines currently in force and may be affected by future regulations.

Based upon the foregoing, we are of the opinion that:

When, in respect of a series of Securities, a Pooling and Servicing Agreement or Indenture has been duly authorized by all necessary action and duly executed and delivered by all necessary parties for such series, such Pooling and Servicing Agreement or Indenture will be a valid and legally binding obligation of the Co-Registrants; and

When a Pooling and Servicing Agreement or Indenture for a series of Securities has been duly authorized by all necessary action and duly executed and delivered by all necessary parties for such series, and when the Securities of such series have been duly executed and authenticated in accordance with the provisions of the Pooling and Servicing Agreement or Indenture, as applicable, and issued and sold as contemplated in the Registration Statement and prospectus, as amended or supplemented and delivered pursuant to Section 5 of the Act in connection therewith, such Securities will be legally and validly issued, binding obligations of the trust, fully paid and nonassessable, and the holders of such Securities will be entitled to the benefits of such Pooling and Servicing Agreement or Indenture, as applicable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to Dewey Ballantine LLP in the Registration Statement and the related prospectus under the heading “Legal Opinions.”

Very truly yours,

/s/    DEWEY BALLANTINE LLP